Exhibit 107

Calculation of Filing Fee Tables

           S-1

(Form Type)

                Mosaic ImmunoEngineering, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Maximum	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Aggregate		Registration
		Title	or Carry		Offering	Offering		Fee
			Forward		Price Per	Price(1)
			Rule		Unit
Fees to Be Paid	Equity	Units consisting of: (i) one share of Common Stock, par value $0.00001 per share (2) and (ii) one Warrant to purchase one share of Common Stock, par value $0.00001 per share (3)	457(o)	$17,250,000(1)	–	$17,250,000	0.0000927	$1,599.08
Fees to Be Paid	Equity	Shares of common stock, par value $0.00001 per share underlying warrants (2)(4)	457(o)	$20,700,000	–	$20,700,000	0.0000927	$1,918.89
Fees to Be Paid	Equity	Underwriter Warrants to purchase shares of Common Stock (3)(4)(5)	457(g)	–	–	–	–	–
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of Underwriter Warrants (2)(5)	457(o)	$1,035,000	–	$1,035,000	0.0000927	$95.94
	Total Offering Amounts					$38,985,000		$3,613.91
	Total Fees Previously Paid
	Total Fee Offset
	Net Fee Due							$3,613.91

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(1)	Includes the offering price of Units that may be purchased by the underwriters pursuant to their option.
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)	The warrants are exercisable at 120% of the public offering price (using maximum aggregate offering price of 120% of $17,250,000).
(5)	The Registrant has agreed to issue, at the closing of this offering, warrants to the underwriters, entitling the underwriters to purchase 5% of the aggregate shares of common stock being sold in this offering. The exercise price of the warrants will be equal to 120% of the offering price of the common stock offered hereby. The estimated maximum aggregate offering price of the shares of common stock issuable upon exercise of the Underwriter Warrants was calculated to be $1,035,000, which is 120% of $862,500 (which is 5% of $17,250,000)